Exhibit 10.1

MATERIAL SUPPLY AGREEMENT

   THIS MATERIAL SUPPLY AGREEMENT (hereinafter the “Material Supply Agreement”) is made and entered into as of this 9th day of April, 2013, by and between Can Cal Resources, Ltd., a Nevada corporation, as supplier (hereinafter referred to as “Can-Cal” or “Supplier”) and Candeo Lava Products Inc., an Alberta corporation, as customer, (hereinafter referred to as “Candeo” or “Customer”).

W I T N E S S E T H:

  WHEREAS, Can-Cal is the owner of that certain property situated 45 miles east of the city of Barstow, CA, containing 120 acres, more or less, which property, including all Finished Material (as defined herein) situated therein, thereon and thereunder and all improvements thereon and appurtenances thereto, is hereinafter referred to as the “Property” and is more fully described on Exhibit A, attached hereto;

WHEREAS, Candeo desires to enter this Material Supply Agreement for the supply of certain volcanic lava or cinders on the Property that has been previously crushed and stockpiled (the “Finished Material”) from Can-Cal;

  NOW, THEREFORE, in consideration of ten dollars ($10.00) in hand paid to Can-Cal, the receipt and sufficiency of which are hereby acknowledged, and further in consideration of the covenants hereinafter set forth, Can-Cal and Candeo agree as follows:

1. REMOVAL OF FINISHED MATERIAL. Supplier does hereby agree to allow Candeo to remove the Finished Material during the Term and upon the covenants and conditions set forth in this Material Supply Agreement for the purposes of subsequent sale by Candeo for use in earth mineralization, both organic and inorganic, for rural and urban distribution in various industry sectors, including but not limited to construction, landscaping, gardening, lawns and fields, agriculture and other uses to be determined by Candeo in accordance with market demand. Notwithstanding the foregoing, Candeo agrees that it shall not attempt to extract or cause to have extracted precious metals from the Finished Material or otherwise receive compensation, directly or indirectly, from the sale or use of the Finished Material for precious metal purposes. The parties agree that the anticipated removal of the Finished Material will not commence until the second year of the initial Term. Candeo hereby agrees that it will provide three (3) months prior written notice to Supplier of the commencement of the operations on the Property, which notice will state the anticipated amount of Finished Material to be removed, the period of time during which the removal will occur and the means that will be used to effect such removal.

2. DEFINITIONS. The following words and terms wherever used in this Material Supply Agreement are defined as follows:

“Environmental Laws” means all federal, state, county, territorial, regional, municipal and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment or the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials.

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  “Hazardous Materials” means any hazardous or toxic substance, material or waste that is regulated by any federal, state, county, territorial, regional, municipal or local governmental authority under any Environmental Law now or hereafter effective, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

“Net Sales Margins” means the actual gross sale revenue of Finished Material made by Candeo to third party purchasers less (a) all direct costs, fees and expenses of such sales, (b) all sales, use, and other similar taxes paid or payable in connection with the particular transaction involved and not reimbursed or reimbursable by the purchaser, and (c) amounts credited or refunded to the purchaser for returned or defective goods.

“Term” shall mean the initial term of this Material Supply Agreement and any extension and renewal thereof.

3. RIGHTS OF CUSTOMER. Can-Cal grants unto Candeo the following rights and privileges with respect to the Finished Material:

(a) The exclusive right and privilege during the Term to remove the initial amount (the “Initial Amount”) of up to 1,000,000 tons of the Finished Material from the Property, in such manner as Candeo, in its sole discretion but in compliance with all Environmental Laws, deems advisable;

(b) Provided that Candeo has removed the Initial Amount, the exclusive right and privilege during the Term to remove an additional amount (the “Additional Amount”) of 1,000,000 tons of the Finished Material from the Property, in such manner as Candeo, in its sole discretion but in compliance with all Environmental Laws, deems advisable;

(c) The non-exclusive right to use and affect the surface of the Property, as may be necessary or incidental to the exercise of the rights herein granted;

(d) The non-exclusive right, to construct, assemble, erect, use, maintain, improve, repair, replace, rebuild, remove and relocate in or upon the Property such machinery, equipment, and such other improvements and services, including roads, inclines, drifts, entry ways, or conveyors, as may be necessary or incidental to the removal of the Finished Material and the subsequent sale of the Finished Material;

(e) The non-exclusive right to use, subject to applicable laws, rules and regulations and in compliance with all Environmental Laws, any surface or ground water situated within or upon the Property in connection with Candeo's operations hereunder; provided, however, that Candeo shall not take water from Supplier's existing wells, tanks or surface reservoirs without the written consent of Supplier, which consent shall not be unreasonably withheld;

(f) The non-exclusive right, to be exercised in connection with Candeo's operations hereunder, to cut and use timber situated upon the Property, subject to the provisions of Paragraph 5 below; and

(g) All other rights and privileges which are necessary to Candeo in the exercise of any or all of the rights hereinabove set forth which are not in conflict with Supplier’s rights under this Material Supply Agreement or with applicable state, federal or local laws, ordinances and regulations including, without limitation, all Environmental Laws.

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4. TERM. The Term of this Material Supply Agreement shall commence on the date of this Material Supply Agreement, as first set forth above and shall, subject to Candeo's right to terminate as set forth in Paragraph 16 below, and to Supplier's right to terminate as set forth in Paragraph 17 below, continue for an initial period of ten (10) years from said date, unless extended pursuant to the terms hereof. The Customer shall have the option to extend the Term of this Material Supply Agreement for [up to three (3)] additional five (5) year periods exercisable at any time with no less than three (3) months written notice prior to the expiry of the then current term, provided that the Customer is not in default under any of the provisions of this Material Supply Agreement and that the whole of the Initial Amount and the Additional Amount of Finished Material have been completely removed from the Property.

5. DAMAGES. Candeo shall pay Supplier reasonable compensation for any damages to fences, existing structures or other tangible improvements, timber, crops or livestock resulting from Candeo's removal of the Finished Material, but Candeo shall not be liable for consequential, special or incidental damages such as, but not limited to, loss of opportunity or loss of future profits.

6. PRODUCTION PAYMENT. The purchase price that Candeo shall pay to Supplier per ton of the Finished Material (“Production Payment”), in accordance with Paragraph 8 hereof, shall be equal to the greater of:

(i) 33 1/3% of the Net Sales Margins; and

(ii) Fifteen US dollars (US$15.00).

7. PRE-PURCHASE OF FINISHED MATERIAL. Candeo will purchase thirteen thousand, three hundred and thirty-five (13,335) tons (the “Pre-Purchased Finished Material”) of the Finished Material during the first year of the Term at a purchase price of fifteen US dollars (US$15.00) per ton, for a total payment of two hundred and twenty-five thousand US dollars (US$225,000) (the “Pre-Purchased Payment”). The Pre-Purchased Finished Material will remain on the Property until Candeo commences its production operations, which will be subject to all necessary regulatory and other approvals required to remove the Finished Material from the Property, such as permits, certified weigh scale, productions plan, environmental reclamation plan (if applicable) and insurance all of which shall be the responsibility and at the sole cost of Candeo. The Pre-Purchased Payment will not be refundable to Candeo but shall be credited against the first Production Payment.

8. BOOKS AND RECORDS: INSPECTION

(a) Candeo shall keep books and records necessary to document the quantity of the Finished Material removed from the Property and the Net Sales Margins.

(b) Candeo shall install and maintain a bucket scale or truck scale to weigh all Finished Material removed immediately prior to its removal from the Property. Candeo shall weigh all Finished Material removed from the Property by use of such bucket scale or truck scale to determine and record the weight of all Finished Material that has been removed from the Property. Scale tickets or other automatic means shall be used to record the weight of all such Finished Material.

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(c) For the purpose of permitting verification by Supplier of any amounts due hereunder, Customer will keep and preserve supporting documentation and records which shall disclose in reasonable detail all information required to permit Supplier to verify the Production Payment calculations under this Material Supply Agreement. Upon reasonable advance notice to Customer, Supplier or its agents shall have the right, during Customer’s regular business hours, to examine or audit such supporting documentation and records. Customer shall retain such supporting documentation and records for a period of one (1) year following the termination or expiration of this Material Supply Agreement.

(d) On or before the 25th day of the month following commencement of operations by the Customer and for each full month of this Material Supply Agreement, Customer shall forward to Supplier, at the address herein given or at such other place or places as Supplier shall from time to time designate in writing, monthly reports indicating thereof the quantity of Finished Material removed from the Property during the previous month, the Net Sales Margins, as well as a computation of the Production Payment due thereon, and payment of such amount.

(e) In the event that Supplier and Candeo cannot agree as to the accuracy of the calculation of the Production Payment, then either party may refer the matter to arbitration under Paragraph 19 hereof.

9. PERFORMANCE OBLIGATIONS

(a) Operations and Reclamation. Candeo shall conduct its operations on the Property in a careful and workmanlike manner and in compliance with all applicable laws, ordinances and regulations of all governmental authorities having jurisdiction over the Property or Candeo's operations including, without limitation, all Environmental Laws.

(b) Pledge Not to Compete. Candeo and Cal-Cal shall not, and each shall cause its affiliates and associates to not, conduct its business in a manner which is in competition with the other parties business.

10. TAXES AND UTILITIES.

(a) Customer shall pay prior to delinquency all personal property taxes applicable to Customer’s personal property, fixtures, furnishing and equipment located on the Property, as well as all production or severance taxes computed or based upon removal by Customer of Finished Material from the Property. If Customer shall in good faith desire to contest the validity or amount of any tax, assessment, levy, or other governmental charge herein agreed to be paid by Customer, Customer shall be permitted to do so, and to defer payment of such tax or charge, until final determination of the contest. If the outcome of such contest is unfavorable to Customer, Customer shall immediately pay all taxes, charges, interest and penalties determined to be due.

(b) Customer agrees to pay all expenses for heat, electricity, lighting, telephone, waste management fees and charges for water assessed against the Property, arising from Customer’s activities thereon, at such time as said charges become due.

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11. PERMITS.

(a) Customer shall use its good faith efforts to cause all permits associated with its operations on the Property to be issued in the names of Customer and Supplier provided, however, that the parties agree and acknowledge that such permit obligations are only applicable for activities associated with the removal and sale of Finished Material. Customer shall pay for any fees or costs associated with obtaining and maintaining such permits.

(b) In the event that Customer's permits are terminated or not renewed as a result of Supplier's actions, Customer may, in its sole discretion, either (i) terminate this Material Supply Agreement with no further obligations hereunder; or (ii) suspend the Term of this Material Supply Agreement until Customer reinstates such permits, up to a maximum period of two (2) years. In the event Customer's permits are not reinstated prior to the expiration of such two (2) year period, or in the event Customer notifies Supplier that it has abandoned its efforts to reinstate such permits, this Material Supply Agreement shall terminate, and Customer shall have no further obligations hereunder. In the event that Customer reinstates such permits within such two (2) year period, the applicable Term of this Material Supply Agreement shall be extended for the period of suspension.

12. SUPPLIER’S RESERVED RIGHTS

(a) The rights of Customer granted hereby shall be subject to Supplier's reserved concurrent right to use the Property for the purpose of exploration, development and mining and the use of any surface or underground water or water rights occurring on or appurtenant to the Property; so long as Supplier's use does not interfere with the rights granted Customer herein. Customer shall be entitled to reasonable compensation for any damages caused to Customer by Supplier's use of the Property.

(b) Supplier shall not conduct its operations in any way which would adversely affect Customer's use of the Property in accordance with this Agreement.

(c) Supplier agrees that for so long as this Material Supply Agreement is in effect, it will not use any Finished Material from the Property in any manner which is in competition with Customer's operations in accordance with this Material Supply Agreement.

13. INSURANCE. Each party shall, at its sole cost and expense, commencing no later than the date upon which the Customer commences operations on the Property, and continuing throughout the duration of this Material Supply Agreement, obtain, keep, and maintain in full force and effect comprehensive general public liability insurance against claims for personal injury, bodily injury, death, or property damage occurring in, upon, or about the Property in an amount of not less than Five Million United States Dollars (US$5,000,000.00), or such other amount as the parties may agree, in respect to injury or death of one person and to the limit of not less than Five Million United States Dollars (US$5,000,000.00), or such other amount as the parties may agree, in respect to any one accident, and to the limit of not less than Five Million United States Dollars (US$5,000,000.00) , or such other amount as the parties may agree, in respect to property damage with respect to the use of the Property. Each party shall deliver to the other party certificates of insurance, which shall declare that the respective insurer may not cancel the same, in whole or in part, without giving each party written notice of its intention to do so at least thirty (30) days' prior written notice. In addition, the Customer shall ensure that any contractors or sub-contractors engaged in respect of operations on the Property shall have insurance coverage substantially similar to that required of the Customer, which to the extent that all operations have been contracted by the Customer, can stand in place of the coverage required to be obtained by the Customer.

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14. INDEMNIFICATION.

(a) Customer shall pay, defend and indemnify and hold Supplier and its officers, directors, shareholders, agents and employees (“Supplier Indemnified Parties,” individually a “Supplier Indemnified Party”) harmless from and against any and all claims of liability for injury or damage to any person or property arising from the use of the Property by Customer, or from the conduct of Customer's business, or from any activity, work or thing done, permitted or suffered by Customer or Customer's invitees, licensees, agents, contractors or employees in or about the Property or elsewhere. Customer shall further pay, defend, indemnify and hold the Supplier Indemnified Parties harmless from and against any and all claims arising from any breach of any representation, warranty or covenant hereunder, or default in the performance of any obligation on Customer's part to be performed under this Material Supply Agreement, or arising from any negligence of Customer or Customer's invitees, licensees, agents, contractors or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or action or proceeding brought thereon. In the event any action or proceeding is brought against any Supplier Indemnified Party by reason of any such claim, Customer, upon notice from such Supplier Indemnified Party, shall defend the same at Customer's expense by counsel reasonably satisfactory to such Supplier Indemnified Party.

(b) Supplier shall pay, defend and indemnify and hold Customer and its officers, directors, shareholders, agents and employees (“Customer Indemnified Parties,” individually a “Customer Indemnified Party”) harmless from and against any and all claims of liability for injury or damage to any person or property arising from the use of the Property by Supplier, or from the conduct of Supplier's business, or from any activity, work or thing done, permitted or suffered by Supplier or Supplier's invitees, licensees, agents, contractors or employees in or about the Property or elsewhere. Supplier shall further pay, defend, indemnify and hold the Customer Indemnified Parties harmless from and against any and all claims arising from any breach of any representation, warranty or covenant hereunder or default in the performance of any obligation on Supplier's part to be performed under this Material Supply Agreement, or arising from any negligence of Supplier or Supplier's invitees, licensees, agents, contractors or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defence of any such claim or action or proceeding brought thereon. In the event any action or proceeding is brought against any Customer Indemnified Party by reason of any such claim, Supplier, upon notice from such Customer Indemnified Party, shall defend the same at Supplier's expense by counsel reasonably satisfactory to such Customer indemnified Party.

15. LIENS. If any liens or claims of mechanics, laborers, or material men shall be filed against the Property or any part or parts thereof, for any work, labor, or materials furnished or claimed to be furnished to Customer, or on behalf of Customer, then Customer shall cause such lien to be discharged within thirty (30) days after the date such lien is filed; or if such lien is disputed by Customer and Customer contests the same in good faith, Customer shall cause such lien to be discharged within thirty (30) days after the date of any judgment by any court of competent jurisdiction shall become final.

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16. CUSTOMER’S RIGHT TO TERMINATE. Candeo may terminate this Material Supply Agreement:

(i) With the prior written consent of Can-Cal;

(ii) If any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Material Supply Agreement;

(iii) In the event that Can-Cal files a petition in bankruptcy or be adjudicated a bankrupt or insolvent, or make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or discontinue or dissolve its business, or if a receiver is appointed for Can-Cal’s business and such receiver is not discharged within thirty (30) days; or

(iv) If Can-Cal breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Material Supply Agreement, without curing such failure with ten (10) days written notice thereof (or moving to cure such failure is the event of such failure cannot be feasibly cured within such period).

17. SUPPLIER’S RIGHT TO TERMINATE. Can-Cal may terminate this Material Supply Agreement:

(i) With the written consent of Candeo;

(ii) If Candeo at any time, other than during the first year of the initial Term, does not remove any Finished Material from the Property for a period of twelve (12) consecutive months;

(iii) If any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Material Supply Agreement;

(iv) If Candeo breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Material Supply Agreement, without curing such failure with ten (10) days written notice thereof (or moving to cure such failure is the event of such failure cannot be feasibly cured within such period);

(vi) In the event that Candeo fails to obtain or maintain sufficient property liability insurance, which policies shall be made available to Can-Cal upon Candeo’s commencement of operations on the Property, without curing such failure with thirty (30) days written notice thereof; provided, however, that during such notice period Candeo shall cease any and all activity on the Property until such cure (or termination);

(vii) In the event that Candeo files a petition in bankruptcy or be adjudicated a bankrupt or insolvent, or make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or discontinue or dissolve its business, or if a receiver is appointed for Candeo’s business and such receiver is not discharged within thirty (30) days.

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18. EXPROPRIATION.

(a) In the event that all or substantially all of the Property shall be taken by eminent domain for any public or quasi-public purpose such that Customer's operations are no longer economically feasible, then this Material Supply Agreement shall expire on the date when title to the Property vests in the appropriate authority or on the date possession is required to be surrendered, whichever is earlier. The compensation or damages for this taking shall be apportioned by and between the Supplier and Customer taking into consideration the residual value of the land and surface rights to Supplier and the remaining present value of the existing term of this Material Supply Agreement to the Customer.

(b) A voluntary sale or conveyance under threat of expropriation or condemnation but in lieu thereof, shall be deemed an appropriation or taking under the power of eminent domain.

19. ARBITRATION. Any disagreement between the parties in connection with any matter arising out of this Material Supply Agreement shall be referred to arbitration before a single arbitrator. Any such arbitration, including the selection of the arbitrator, shall be governed by the rules and regulations of the American Arbitration Association. The decision of any such arbitrator shall be final and binding on the parties and the costs and fees relating thereto shall be borne and paid in the manner the arbitrator determines to be fair and equitable.

20. NOTICES. Any notice or other communication which may be permitted or required under this Material Supply Agreement shall be in writing and shall be delivered personally or sent by United States registered or certified mail, postage prepaid, addressed as follows, or to any other address as either party may designate by notice to the other party:

If to Supplier:	Can-Cal Resources Ltd. 8205 Aqua Spray Avenue, Las Vegas, NV 89128 Las Vegas, Nevada 89128 USA

With a copy to:	Davis LLP 1000, 250 2nd Street S.W. Calgary, Alberta T2P 0C1 Attention: Roy H. Hudson
If to Customer:	Candeo Lava Products Inc. 1712 - 25 St. S.W., Calgary, Alberta, CA T3C 1J6 Attention: William J. Hogan

21. ASSIGNMENT. Customer shall not assign or transfer this Material Supply Agreement, without Supplier's prior written consent, which consent will not be unreasonably withheld or delayed; except that such consent shall not be required if such assignment is by Customer is to an affiliate of Customer.

22. BINDING ON SUCCESSORS AND ASSIGNS. All covenants, agreements, provisions, and conditions of this Material Supply Agreement shall be binding upon and enure to the benefit of the parties hereto, their respective heirs, personal representatives, successors, and assigns.

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23. PARTIAL INVALIDITY. If any term or provision of this Material Supply Agreement shall to any extent be held invalid or unenforceable, then the remaining terms and provisions of this Material Supply Agreement shall not be affected thereby, but each term and provision of this Material Supply Agreement shall be valid and be enforced to the fullest extent permitted by law. In the event that any provision of this Material Supply Agreement relating to the time periods shall be declared by a court of competent jurisdiction to exceed the maximum time period that such court deems reasonable and enforceable, the time period deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period.

24. GOVERNING LAW. This Material Supply Agreement shall be governed by the laws of the State of Nevada.

25. CAPTIONS. The captions of this Material Supply Agreement are for convenience only and are not to be construed as part of this Material Supply Agreement and shall not be construed as defining or limiting in any way the scope or intent of the provisions of this Material Supply Agreement.

26. NO WAIVER. No waiver of any covenant or condition contained in this Material Supply Agreement or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party or justify or authorize the non-observance on any other occasion of the same or any other covenant or condition.

27. ENTIRE AGREEMENT; MODIFICATION. This Material Supply Agreement represents the entire understanding and agreement between the parties and supersedes all prior written instruments or memoranda with respect thereto. No modification of this Material Supply Agreement shall be binding unless it is in writing and executed by an authorized representative of Supplier and Customer.

28. COUNTERPARTS. This Material Supply Agreement may be executed in one or more counterparts which, together, shall constitute an original and binding agreement on the parties hereto.

29. RELATIONSHIP OF THE PARTIES. Nothing contained in this Material Supply Agreement shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, partnership, or joint venture between the parties hereto, it being understood and agreed that no provision contained in this Material Supply Agreement nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of supplier and customer.

30. INCORPORATION OF EXHIBITS. This Material Supply Agreement shall be deemed to have incorporated by reference all of the Exhibits referred to herein to the same extent as if such Exhibits were fully set forth herein.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

Executed on April 9, 2013

CUSTOMER:

CANDEO LAVA PRODUCTS INC.

_________________________________

Name:

Title:

SUPPLIER:

CAN-CAL RESOURCES, LTD.

_________________________________

Name:

Title:

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Exhibit A

The Pisgah Mine Project is located in San Bernardino County, 72 kilometers (45 miles) east of the city of Barstow, California, and 307 kilometers (192 miles) south-southeast of Las Vegas, Nevada, United States. Barstow lies near the southwest border of California, east of the junction of Interstate 15, Interstate 40 and U.S. Route 66. The Project is centered at Latitude 34o 44' 47” North, Longitude 116o 22' 29” West, or UTM (metric) co-ordinates 55700 E/384500 N in Zone 11, datum point NAD 27. It lies within Section 32, Township 8 North, Range 6 East from San Bernardino Meridian. It has an area of 48.4 hectares (120.2 acres). In 1997 Can-Cal Resources Ltd., a Las Vegas, NV based exploration company, gained 100% ownership of the claim which covers the Pisgah property.

Access to the Pisgah Project is by the paved 2-lane paved road from the junction of Interstate 15 and Interstate 40 just east of Barstow, California travel east along Interstate 40 for 52 kilometers (32.5 miles). Take the Hector Rd. Exit and turn right onto Hector Rd. From here turn left onto Historic Route 66 for 7.4 kilometers (4.6 miles), and then turn right (south) onto the Pisgah Crater road. Follow this road for 3.2 kilometers (2.0 miles) to the Pisgah Crater workings.

The Pisgah Mining Property lies near the south end of the Mojave Desert. The region forms the southwestern extent of Precambrian continental North America and rests at the present plate edge formed by the San Andreas transform fault. An oceanic plate has bordered the region since late Precambrian time. Starting in late Miocene time the Mojave Desert area was dissected by NW-trending right-lateral strike-slip faults with local areas of E-trending left-lateral strike-slip faults.

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